Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hillman Solutions Corp. on Form S-8 of our report dated March 12, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 3, 2021, with respect to our audits of the financial statements of Landcadia Holdings III, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 29, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

September 20, 2021